CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 30, 2016, relating to the financial statements and financial highlights of Jackson Square All-Cap Growth Fund, Jackson Square Global Growth Fund, Jackson Square Large-Cap Growth Fund, Jackson Square Select 20 Growth Fund, and Jackson Square SMID-Cap Growth Fund, each a series of Managed Portfolio Series, for the year or period ended October 31, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
February 20, 2017